Exhibit 10.15

Exhibit 10.15 - 1

STOCK ACQUISITION AGREEMENT

THIS STOCK ACQUISITION AGREEMENT dated as of the 29th day of February, 2008,

BETWEEN:

SOLTERA MINING CORP., a company incorporated under the laws of the State of Nevada and having an office located at 1005 – 289 Drake Street, Vancouver, British Columbia, V6B 5Z5

(the “Purchaser”)

AND:
FABIO MONTANARI, a businessman with Italian Passport No. E571059 with current domicile at Via il Perugino 8, No. 09121 Cagliari, Italy

(the “Shareholder”)

WHEREAS:

A.           The Shareholder is the registered and beneficial owner of all of the shares in the capital of Atzek Mineral, S.A. de C.V. (the “Shares”);

B.           The Shareholder wishes to sell, and the Purchaser wishes to purchase, the Shares pursuant to the terms and conditions of this agreement;

C.           Atzek Mineral, S.A. de C.V. is party to one exploration agreement with an option to purchase dated September 25, 2007 among Dagoberto Gomez Y Hoyuela, Luigi Meglioli, Rossina Hernandez Baldenebro, and Luis Enrique Fierro Hernandez, and Atzek Mineral, S.A. de C.V. (the “Real de Cananea Option Agreement”) and a second exploration agreement with an option to purchase dated September 26, 2007 between the Rafael Vila Melendez  and Atzek Mineral, S.A. de C.V. (the “Casita Colorada Option Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of $1.00 and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.
The Shareholder agrees to sell and the Purchaser agrees to purchase the Shares for and at a price of US$50,000, which represents all of the Shareholder’s costs for incorporating and organizing Atzek Mineral, S.A. de C.V.

2.
As further consideration for the acquisition of the Shares, the Purchaser will issue 16,000,000 restricted shares of common stock in the capital of the Purchaser to the Shareholder at a deemed price of $0.001 per share.

Exhibit 10.15 - 2

3.	The Shareholder represents and warrants to the Purchaser that:

a.
The Shareholder owns the Shares as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances of every nature and kind whatsoever.  The Shares are fully paid and non-assessable and the Shareholder has due and sufficient right and authority to enter into this agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser.

b.	No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Shares, with the exception of this agreement.

4.	The effective date of sale and purchase of the Shares will be February 29, 2008 (the “Closing”).

5.	At the Closing,

a.	the Shareholder will deliver to the Purchaser the share certificates, duly endorsed for transfer, representing the Shares;

b.
the Purchaser will deliver to the Shareholder a cheque in the amount of US$50,000 to the Shareholder representing all of the Shareholder’s costs for incorporating and organizing Atzek Mineral, S.A. de C.V.; and

c.	the Purchaser will deliver to the Shareholder a share certificate representing 16,000,000 restricted shares of common stock in the capital of the Purchaser registered in the name of the Shareholder.

6.	This agreement will enure to the benefit of and will be binding upon the parties and their respective successors and assigns.

7.	Time will be of the essence of this agreement.

8.	The parties will sign such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of the agreement.

IN WITNESS WHEREOF the parties have signed this Stock Acquisition Agreement as of the day and year first above written.

Soltera Mining Corp.

Per:                      /s/ Nadwynn Sing

Authorized Signatory

/s/ Fabio Montanari

  Fabio Montanari

Exhibit 10.15 - 3